                                                                     Exhibit 3.1



                       Report of Independent Accountants
                       ---------------------------------

The Board of Directors
Performance Awareness Corporation


We have audited the accompanying consolidated balance sheets of Performance Awareness Corporation and subsidiaries (the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Performance Awareness Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                              /s/ Coopers & Lybrand L.L.P.

March 24, 1997, except as to the
 information presented in Note 11,
 for which the date is April 2, 1997
McLean, Virginia USA

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                          Consolidated Balance sheets

                          December 31, 1996 and 1995

                   (amounts in thousands, except share data)

                        Assets                              1996        1995
                        ------                              ----        ----
Current assets:
  Cash and cash equivalents                                $   343     $  248
  Accounts receivable, net                                   1,977      1,003
  Prepaid income taxes                                         383         --
  Other                                                         91        118
                                                           -------     ------
        Total current assets                                 2,794      1,369

Equipment, furniture, and fixtures, net                        496        323
Assets under capital lease, net                                467          9
Capitalized software, net                                      191        160
Deferred income taxes                                           --        107
Deposits and other                                             140        106
                                                           -------     ------
        Total assets                                       $ 4,088     $2,074
                                                           =======     ======

        Liabilities and Shareholders' Equity
        ------------------------------------
Current liabilities:
  Current portion of capital lease obligations                 182          5
  Current portion of long term debt                             99         31
  Accounts payable                                             411        145
  Borrowings under line of credit                                5         30
  Accrued compensation                                         361         73
  Other accrued liabilities                                    302        275
  Deferred revenue                                             609        377
                                                           -------     ------
        Total current liabilities:                           1,969        936

Capital lease obligations, less current portion                269          5
Long term debt                                                 120        219
Deferred rent                                                  160         --
Not payable to shareholder                                     100        100
                                                           -------     ------
        Total liabilities                                    2,618      1,260
                                                           -------     ------

Commitments and Contingencies

 Series A convertible preferred stock, $0.01 par value;
  4,000,000 shares authorized in 1996, none in 1995;
  1,206,897 issued and outstanding in 1996, none in
  1995, liquidation preference of $6,000                     3,112         --

Shareholders' equity:
  Common stock, $0.01 par value; 11,000,000 shares
   authorized, 5,000,000 and 4,325,000 shares issued
   and outstanding in 1996 and 1995, respectively               50         43
  Additional paid-in capital                                   611         --
  Cumulative translation adjustments                           (20)        55
  Retained earnings (deficit)                               (1,585)       835
                                                           -------     ------
                                                              (944)       933
  Notes receivable from shareholders                          (698)      (119)
                                                           -------     ------
        Total shareholders' equity                          (1,642)       814
                                                           -------     ------
            Total liabilities and shareholders' equity     $ 4,088     $2,074
                                                           =======     ======

         See accompanying notes to consolidated financial statements.

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations

                 Years ended December 31, 1996, 1995 and 1994

                            (amounts in thousands)

                                               1996          1995         1994
                                               ----          ----         ----
Revenue:
  Software                                    $ 4,064       $2,499       $2,126
  Services and other                            1,614        2,542        2,045
                                              -------       ------       ------

        Total revenue                           5,678        5,041        4,171
                                              -------       ------       ------

Costs and expenses:
  Costs of software                                69           38           27
  Costs of services and other                   1,091        1,379          829
  Selling and marketing                         4,005        1,589        1,499
  Research and development                      2,078        1,785        1,238
  General and administrative                      885          432          350
                                              -------       ------       ------

    Total operating expenses                    8,128        5,223        3,943
                                              -------       ------       ------

    Income (loss) from operations              (2,450)        (182)         228

Interest income                                    20           21           17
Interest expense                                  (65)         (15)          (9)
                                              -------       ------       ------

    Income (loss) before income taxes          (2,495)        (176)         236

Provision for (benefit from) income taxes        (276)         (32)          97
                                              -------       ------       ------

     Net (loss) income                        $(2,219)      $ (144)      $  139
                                              =======       ======       ======

         See accompanying notes to consolidated financial statements.

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

          Consolidated Statements of Shareholders' Equity (Deficit)

                 Years ended December 31, 1996, 1995 and 1994

                 (amounts in thousands, except share amounts)


                                Common Stock     Additional  Cumulative   Retained  Notes Receiv-     Total
                               --------------      paid-in   translation   Earnings  able from     Shareholders'
                               Shares    Amount    capital   adjustments  (Deficit) Shareholders  Equity (Deficit)
                               ------    ------  ----------  -----------  --------  ------------  ----------------
Balances as of
  January 1,
  1994                        4,325,000   $43       $ --         $ 30     $  840         --         $   913
  Cumulative
    translation
    adjustment                   --        --         --           18        --          --              18
  Loan to shareholder            --        --         --           --        --        (280)           (280)
  Net income for 1994            --        --         --           --        139         --             139
                              ---------   ---       ----         ----     ------      -----         -------
Balances as of
  December 31,
  1994                        4,325,000    43         --           48        979       (280)            790
  Cumulative translation
    adjustment                   --        --         --            7        --          --               7
  Payments on loan to
    shareholder                  --        --         --           --        --         161             161
  Net loss for 1995              --        --         --           --       (144)        --            (144)
                              ---------   ---       ----         ----     ------      -----         -------
Balances as of
  December 31,
  1995                        4,325,000    43         --           55        835       (119)            814
  Cumulative
    translation
    adjustment                   --        --         --          (75)       --          --             (75)
  Payments on loan to
    shareholder                  --        --         --           --        --          32              32
  Issuance of common
    stock                       675,000     7        611           --        --        (611)              7
 Accretion of
    preferred
    stock                        --        --         --           --      (201)         --             --
  Net loss for 1996              --        --         --           --    (2,219)         --          (2,219)
                              ---------   ---       ----         ----     ------      -----         -------
Balances as of
  December 31,
  1996                        5,000,000   $50       $611         $(20)  $(1,585)      $(698)        $(1,642)
                               =========   ===       ====         ====   =======       =====         =======

         See accompanying notes to consolidated financial statements.

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                    Consolidated Statements of Cash Flows

                Years ended December 31, 1996, 1995, and 1994

                           (amounts in thousands)

                                                 1996        1995        1994
                                               -------      ------      ------
Cash flows from operating activities:
  Net income (loss)                           $(2,219)      $(144)      $ 139
    Adjustments to reconcile net income
      (loss) to net cash used by operating
      activities:
        Provisions for bad debts                  215           8           -
        Depreciation and amortization             310         145         110
        Amortization of capitalized software
          costs                                    69          38          19
        Deferred income taxes                     107         (59)        (59)
        Deferred rent                             160           -           -
        Changes in operating assets and
          liabilities:
            Accounts receivable, net           (1,189)       (411)        (57)
            Prepaid income taxes                 (383)          -           -
            Other current assets                   27         (53)        (10)
            Accounts payable                      266          44        (135)
            Accrued compensation                  288          18          14
            Accrued income taxes                    -           -         (68)
            Other accrued liabilities              27         172          (3)
            Deposits and other assets             (34)        (10)        (34)
            Deferred revenue                      232         125          72
                                              -------       -----       -----
              Net cash used by operating
                activities                     (2,124)       (127)        (12)
                                              -------       -----       -----
  Cash flows from investing activities:
    Purchases of equipment, furniture, and
      fixtures                                   (387)       (276)       (139)
    Advances under note receivable -
      shareholder                                   -           -        (130)
    Payments under note receivable -
      shareholder                                  32          11           -
    Capitalized software development costs       (100)       (165)          -
                                              -------       -----       -----
              Net cash used in investing
                activities                       (455)       (430)       (269)
                                              -------       -----       -----
  Cash flows from financing activities:
    Principal payments under capital lease
      obligations                                (113)          -           -
    Proceeds from issuance of preferred
      stock, net                                2,911           -           -
    Proceeds from issuance of common stock          7           -           -
    Repayment of long term debt                   (31)          -         (44)
    Borrowings under lines of credit              900          30           -
    Repayments under lines of credit             (925)          -           -
    Borrowings under long term debt                 -         100           -
    Borrowings under notes payable to
      shareholder                                 200         100           -
    Repayments of notes payable to shareholder   (200)          -           -
                                              -------       -----       -----
              Net cash provided by (used in)
                financing activities            2,749         230         (44)
                                              -------       -----       -----
Effect of exchange rate changes on cash           (75)          7          18
                                              -------       -----       -----
Net increase (decrease) in cash and cash
  equivalents                                      95        (320)       (307)
Cash and cash equivalents, beginning of year      248         568         875
                                              -------       -----       -----
Cash and cash equivalents, end of year           $343       $ 248       $ 568
                                              =======       =====       =====

        See accompanying notes to consolidated financial statements.

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994



(1)    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Nature of Business
       ------------------

       Performance Awareness Corporation (the Company), develops, markets and supports Automated Software Quality products and related services that provide solutions for the global software testing market. Its primary customers are financial and telecommunications companies in the United States and Japan.

       Principles of Presentation and Preparation
       ------------------------------------------

       The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. All amounts are in the thousands, except share data.

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Revenue Recognition
       -------------------

       Revenue consists primarily of fees for licenses of the Company's software products, maintenance and customer support.

           License
           -------

           Revenue from the sale of software licenses is recognized upon shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, provided that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Revenue related to post-contract support obligations is deferred at the time the license revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When the Company receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met.

           Services and Other Revenue
           --------------------------

           Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support, and other services is recognized as the service is performed.


                                  (Continued)
                                       6

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 1996, 1995 and 1994

Cash and Cash Equivalents

For the purpose of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1996, excess cash balances were invested in overnight commercial paper.

Equipment, Furniture, and Fixtures

Equipment, furniture, and fixtures consist primarily of computer workstations and file servers for employees and are stated at cost net of accumulated depreciation of $819 and $631 as of December 31, 1996 and 1995, respectively. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (generally three to five years). The cost and accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

Software Development Costs

Certain software development costs for new products and product enhancements are capitalized upon the establishment of technological feasibility, which is defined by the Company as the completion of a working model of the software. Capitalization of computer software development costs ceases, and amortization begins, when the product is available for general release to customers. The ongoing assessment of the realizability of these costs requires considerable judgment related to anticipated future product revenues, estimated economic life, and changes in hardware and software technology. The amount of software development costs capitalized for the years 1996, 1995, and 1994 was $100, $165, and $0, respectively. Accumulated amortization of software development costs was $190 and $121 as of December 31, 1996 and 1995, respectively.

Amortization of software development costs is provided on a product-by-product basis. Annual amortization is the greater of the amount computed using the ratio of current product revenue to the total of current and anticipated future product revenue or the straight-line method over the remaining estimated economic life of the product. All current products have estimated economic lives of three years. Amortization of software development costs for the years 1996, 1995, and 1994 was $69, $38, and $19, respectively. Amortization of software development costs is included in costs of software in the accompanying Consolidated Statements of Income. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred.

                                 (Continued)

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 1996, 1995 and 1994

Income Taxes

Income taxes are provided under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. During 1996, the Company experienced net operating losses and established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards for tax purposes due to the uncertainty surrounding the realization of such assets.

Statement of Cash Flows

Interest of $45, $11, and $8 was paid in 1996, 1995, and 1994, respectively. Income taxes of $0, $85 and $236 were paid during 1996, 1995, and 1994, respectively. Acquisition of equipment under capital lease obligations was $552, $11, and $0 during 1996, 1995, and 1994, respectively. During 1996, the Company sold common stock to various employees and officers, and received notes receivable from these individuals totaling $611. During 1996, the liquidation preference and dividends of the preferred stock was accreted by $201.

Translation of Foreign Currencies

The Company's Japanese subsidiary considers the Japanese yen as its functional currency. The assets and liabilities of the foreign subsidiary are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded as a separate component of stockholder's equity. Statement of operations items are translated at average rates of exchange during each reporting period. Resulting foreign exchange gains and losses, which have been insignificant, are included in the results of operations. The Company's other subsidiary is located in the United Kingdom. It's activities are insignificant to the consolidated financial statements.

                                 (Continued)

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994


(2)  DEBT

     Long-Term Debt

     Long-term debt consisted of the following at December 31:


                                                                1996   1995
                                                                ----   ----
        Note payable to individual, 10%, uncollateralized,
        annual payments of $30 plus interest, due annually
        beginning December, 1997                                $150   $150

        Note payable to bank, 8.2%, collateralized by
        substantially all the assets of the Company,
        monthly payments of principal and interest
        of $3 due through 1998                                    69    100
                                                                ----   ----

                                                                 219    250

        Less current portion                                      99     31
                                                                ----   ----

                                                                $120   $219
                                                                ====   ====

     Line of Credit

     The Company has a revolving credit facility with a commercial bank which is subject to renewal annually each June. This facility provides for borrowings of up to $300 for working capital purposes based on a percentage of eligible receivables, as defined. Borrowings under the facility bore interest at the bank's prime rate plus 1/2% (8.75% and 9.00% at December 31, 1996 and 1995, respectively), and are collateralized by the Company's accounts receivable. Outstanding borrowings under this line of credit were $5 and $30 at December 31, 1996 and 1995, respectively. The loan agreement requires the Company to comply with certain financial covenants. Among other things, the Company is required to maintain a ratio of total liabilities to tangible net worth, as defined in the agreement, of not more than .75 to 1. As of December 31, 1996, the Company failed to comply with two covenants, for which the associated debt is included in current liabilities.

     During 1996, the Company entered into a $700 credit facility with a commercial bank, which expired upon the closing of the preferred stock investment discussed in note 4. This facility was collateralized by a deed of trust on the principal shareholder's residence. Borrowings under the facility bore interest at the bank's prime rate plus 1/2%.


                                  (Continued)

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994


     Notes Payable To Shareholder

     During 1996 and 1995, the Company borrowed $200 and $100, respectively from a shareholder. These loans are uncollateralized and bear interest at 8.25% and 8.75% in 1996 and 1995, respectively. The Company repaid the principal and interest for $200 of the notes during fiscal year 1996. For the remaining $100 note payable outstanding as of December 31, 1996, principal and interest payments are due when the Company is fiscally capable and are not expected to be repaid during 1997. Interest expense paid to the shareholder was $8, $4 and $0 during 1996, 1995 and 1994, respectively.


(3)  LEASES

     Capital Leases

     The Company has leased certain furniture and equipment under capital lease arrangements. Accumulated amortization of assets under capital lease was $96 and $2 at December 31, 1996 and 1995, respectively. Future minimum lease payments under these capital lease arrangements are as follows:

             Year ending
             December 31,
             -----------

                1997                                    $214
                1998                                     213
                1999                                      72
                                                        ----

                                                         499
                Less amounts representing interest        48
                                                        ----

                                                         451
                Less current portion                     182
                                                        ----

                                                        $269
                                                        ====


     Operating Leases

     The Company leases its Raleigh, North Carolina, headquarters, and sales offices in Virginia, Texas, Illinois, California and New Jersey, under operating lease agreements which expire over the next 7 years. The Company also leases certain computer and other office equipment under operating lease agreements. Rental expense incurred by the Company under operating lease agreements totaled $432, $202 and $177 for the years 1996, 1995 and 1994, respectively.

                                  (Continued)

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 1996, 1995 and 1994

Future annual minimum lease payments under operating leases as of December 31, 1996 are as follows:

     1997                                         $  628
     1998                                            490
     1999                                            457
     2000                                            457
     2001                                            457
     Thereafter                                      609
                                                  ------
                                                  $3,098
                                                  ======

(4)  Shareholders' Equity

     During May, 1996, the Company's Articles of Incorporation were amended to change the par value of the common stock from $1 to $0.01 per share and the number of authorized shares from 100,000 to 11,000,000. A stock split of 43,250 to 1 occurred in conjunction with this amendment. The effect of this stock split has been reflected retroactively for all periods presented. In addition, the Company was given authorization to issue 4,000,000 shares of preferred stock with a par value of $0.01 per share.

     Preferred Stock

     During September, 1996, the Company sold 1,206,897 shares of Series A Convertible Preferred Stock resulting in net proceeds of $2,911, net of expenses of $89. The holder of the Series A Convertible Preferred Stock is entitled to cumulative dividends at an annual rate of 10% of their initial investment of $3,000. These dividends are payable upon either,
     (i) the closing of an initial public offering of the Company's stock,
     (ii) a merger or consolidation of the Company (iii) repurchase of the Series A Convertible Preferred Stock by the Company under the terms of the Stock Purchase Agreement, or (iv) a liquidation of the Company as defined in the Stock Purchase Agreement. In the event of any liquidation, dissolution or winding up of the Company, the holder of the Series A Convertible Preferred Stock is entitled to a liquidation preference equal to $6,000. These shares are redeemable at the option of the holder upon
     (i) the fifth anniversary of their issuance, (ii) the closing of an initial public offering of the Company's stock, (iii) the sale of the Company at a price of the greater of the fair market value of the shares or the historical cost of the investment plus a 12% return per annum, as defined, or (iv) violation of a material provision of the Stock Purchase Agreement.

     The Series A Convertible Preferred Stock is convertible on a one-for-one basis into 1,206,897 shares of common stock at the option of the holder. The Series A Convertible Preferred Stock will be automatically converted to common stock upon the closing of an initial public offering of the Company's stock as described in the Stock Purchase Agreement. The holders of the Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of common stock on an as if converted basis.

                                 (Continued)

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994


     Common Stock

     During 1996, the Company sold common stock to various employees and officers. These individuals paid an amount equal to the par value of the stock, and the Company loaned the remaining balance to these individuals. These notes are collateralized by the common stock, bear no interest and are due in May, 2001. The balance of these notes are recorded as a reduction of shareholders' equity in the accompanying balance sheet.

(5)  INCOME TAXES

     The provision for income taxes consisted of the following:


                                       1996            1995            1994
                                       ----            ----            ----
        Current:
          Federal                      $(384)          $ 17            $121
          Foreign                          1              1               1
          State                            -              9              34
                                       -----           ----            ----

                Total                   (383)            27             156
                                       -----           ----            ----

        Deferred:
          Federal                        107            (50)            (50)
          Foreign                          -              -               -
          State                            -             (9)             (9)
                                       -----           ----            ----

                Total                    107            (59)            (59)
                                       -----           ----            ----

                Total (benefit)
                provision for
                income taxes           $(276)          $(32)           $ 97
                                       =====           ====            ====

     The Company's effective tax rate differs from the statutory federal income tax rate as shown in the following schedule:

                                               1996        1995        1994
                                              -----        ----        ----
     Income tax (benefit) expense at
      statutory rate                          $(848)       $(60)        $80

     State income tax (benefit)
      expense, net of federal benefit             -           -          17

     Change in valuation allowance              657          37           -

     Other                                      (85)         (9)          -
                                              -----        ----         ---
        Actual income tax (benefit)
         expense                              $(276)       $(32)        $97
                                              =====        ====         ===

                                  (Continued)

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 1996, 1995 and 1994

     The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                          1996           1995
                                                         ------         ------
          Deferred tax assets:
          Accrued liabilities                             $102           $ 82
          Allowance for doubtful accounts                   89              3
          Deferred rent                                     64              -
          Deferred revenue                                 244            151
          Net operating loss carryforward                  271              -
                                                          ----           ----
                  Total gross deferred tax assets          770            236
                                                          ----           ----
          Less valuation allowance                         694             37
                                                          ----           ----
                  Deferred tax assets, net of valuation
                    allowance                               76            199
                                                          ----           ----
          Deferred tax liabilities:
              Depreciation and amortization                 76             20
              Unearned royalties                             -             72
                                                          ----           ----
                  Total gross deferred tax liabilities      76             92
                                                          ----           ----
                  Net deferred tax asset                  $  -           $107
                                                          ====           ====

     As of December 31, 1996, the Company had approximately $679 of net operating loss carryforwards, expiring in the year 2011, available to offset future federal income taxes. Due to the uncertainty related to the realization of the benefits of certain deferred tax assets, the Company has placed a valuation allowance against a portion of the otherwise recognizable net deferred tax asset at December 31, 1996.

(6)  EMPLOYEE BENEFIT PLANS

     401(k) Plan

     The Company has a 401(k) retirement savings plan covering substantially all employees. The Company matches contributions in the plan at the discretion of the Board of Directors. Effective August 1, 1993, the Board of Directors authorized matching contributions up to 3% of participants' salaries, amounting to $53, $33 and $27 for 1996, 1995 and 1994, respectively.

                                 (Continued)

              PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

                       December 31, 1996, 1995 and 1994


(7)  HIGH TEST TRANSACTION

     In November, 1995, the Company purchased rights to High Test software from Vermont Creative Software (VCS). The purchase price of $100 was considered to be research and development costs and was charged to operations on the acquisition date. In addition, royalty payments based on the number of licenses sold by the Company are due to VCS. Minimum royalties of $150 must be paid by December 31, 1997, and maximum royalties are approximately $350. Minimum royalties of $150 were accrued and charged to research and development expense during 1995. Payments under this agreement are collateralized by the Company's accounts receivable. Payments under this agreement are collateralized by the Company's accounts receivable. Payments under this agreement were $9 and $0 during 1996 and 1995, respectively. Under this agreement, VCS has a nonexclusive nontransferable right to sell licenses of the software to end users, and must pay the Company a royalty.

(8)  CONCENTRATIONS OF CREDIT RISK

     The Company maintains excess cash balances in a money market account with a federally insured financial institution and overnight commercial paper. At times, the aggregate total of deposits may be in excess of FDIC insurance limits. The Company has not experienced any losses in any of the instruments it has used for excess cash balances.

     To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $223 and $8 as of December 31, 1996 and 1995, respectively. As of December 31, 1996, one customer accounted for 29% of accounts receivable. As of December 31, 1995, a different customer accounted for 12% of accounts receivable.

(9)  BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in one business segment, comprising the automated software quality testing industry.

     The Company's foreign revenues are summarized as follows:

                                 1996      1995      1994
                                 ----      ----      ----
        Western Europe          $  341    $  277    $  118
        Japan                    1,123     1,566       899
                                ------    ------    ------
                                $1,464    $1,843    $1,017
                                ======    ======    ======

     In 1996, one key customer accounted for 13% of the Company's revenue. No customer accounted for more than 10% of the Company's revenue in 1995 or 1994.


                                  (Continued)
                                      14

             PERFORMANCE AWARENESS CORPORATION AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements

                      December 31, 1996, 1995 and 1994

(10)  Related Party Transactions

      An officer and shareholder of the Company is the sole shareholder of a separate business that provides security system services as well as sells certain telecommunications equipment and provides telecommunications maintenance to the Company. These services and equipment purchases amounted to approximately $63, $5 and $10 for the years ended December 31, 1996, 1995 and 1994 respectively.

(11)  Subsequent Acquisition of the Company

      On March 31, 1997 the Company agreed to be acquired by Rational Software Corporation in exchange for cash of $31,000 and the assumption of certain stock options. In connection with this acquisition, the Series A Convertible Preferred Stock has been reclassified to be in compliance with Regulation S-X.

                                     15